Exhibit 99.1

Acceleron Presents Interim Results from the Open-label Extension of the PULSAR Phase 2 Trial of Sotatercept in Patients with Pulmonary Arterial Hypertension (PAH) at the American Thoracic Society 2021 International Conference

- Data presented show maintained or improved responses in multiple efficacy endpoints among patients treated with sotatercept plus stable background therapy for up to 48 weeks -

- Patients receiving placebo plus stable background therapy during the 24-week placebo-controlled period who were re-randomized to sotatercept plus stable background therapy during weeks 24 to 48 experienced improvements consistent with the initial results from the placebo-controlled treatment period -

- Sotatercept was generally well tolerated; adverse events were consistent with previously published data on sotatercept in clinical trials in PAH and in other diseases -

- Company-hosted investor and analyst conference call and webcast with guest PAH key opinion leader to be held today, Wednesday, May 19th at 10:30 a.m. EDT -

Cambridge, Mass. – May 19, 2021 – Acceleron Pharma Inc. (NASDAQ:XLRN), a biopharmaceutical company dedicated to the discovery, development, and commercialization of TGF-beta superfamily therapeutics to treat serious and rare diseases, today presented at the American Thoracic Society 2021 International Conference (ATS 2021) interim results from the open-label extension of the PULSAR Phase 2 trial of sotatercept in patients with pulmonary arterial hypertension (PAH).

During the ATS 2021 session “Clinical Advances in Pulmonary Hypertension: Lessons from Best Abstracts,” investigators reported that patients in the open-label extension period of the trial on stable background PAH-specific therapies experienced consistent or improved responses in multiple efficacy endpoints when treated with sotatercept for up to 48 weeks. Additionally, patients re-randomized to receive sotatercept on top of background therapies during weeks 24 to 48—after receiving placebo plus stable background therapy during the first 24 weeks of the trial—experienced clinical improvements consistent with those seen in the initial placebo-controlled treatment period.

“It’s truly exciting to be able to share data showing that patients with PAH can continue to benefit from ongoing treatment with sotatercept,” said Habib Dable, President and Chief Executive Officer of Acceleron. “This duration of response among sotatercept-treated patients and demonstrable clinical efficacy in patients emerging from the placebo group further solidify the potential of sotatercept and its novel mechanism of action to offer an important new approach to treating a disease whose unmet need remains substantial.”

In the open-label extension period of the trial, investigators observed maintained or enhanced responses with sotatercept treatment in multiple study endpoints evaluated at week 48, including six-minute walk distance (6MWD) and World Health Organization (WHO) functional class. Patients treated with sotatercept in all cohorts also experienced reductions in levels of amino-terminal brain natriuretic propeptide (NT-proBNP), a hormone secreted by cardiac muscle cells in response to stretching caused by increased blood volume in the heart.

“These longer-term results point to the potential utility of sotatercept as a novel treatment for PAH,” said Dr. David Badesch†, Professor of Medicine and Clinical Director of the Pulmonary Hypertension Center at the University of Colorado.

Badesch, who presented this open-label data during today’s ATS 2021 session, continued: “Notably, we observed this clinical efficacy on top of current therapies in a population of heavily pre-treated patients. This suggests that sotatercept is acting in a manner distinct from other agents, possibly by balancing pro- and anti-proliferative signaling in pathways known to be relevant in PAH biology. We look forward to collecting additional, potentially confirmatory data through this ongoing open-label extension study and in the next phase of clinical development.”

Sotatercept was generally well tolerated in the trial. Adverse events observed in the study were generally consistent with previously published data on sotatercept in clinical trials in PAH, in other diseases, and in the placebo-controlled treatment period. Overall in the trial, serious treatment-emergent adverse events (TEAEs) were reported in 28% of patients and 9% of patients had TEAEs that led to study discontinuation.

As of May 18, 2021, 90 of 97 patients who opted to participate in the ongoing open-label extension period of the trial were still enrolled. All 90 patients have been treated with sotatercept for at least 18 months with 69 patients completing 24 months of treatment.

Dr. Badesch’s detailed presentation from the open-label extension of the PULSAR Phase 2 trial of sotatercept at ATS 2021 is available in the Publications section under “Science & Pipeline” on the Company’s website at acceleronpharma.com.

Sotatercept is an investigational therapy that is not approved for any use in any country.

†Dr. Badesch is the principal investigator of the PULSAR trial and a paid consultant to Acceleron.

About the PULSAR Trial

The PULSAR Phase 2 trial is a randomized, double-blind, placebo-controlled study designed to evaluate the efficacy and safety of sotatercept in patients with PAH. The primary endpoint of the trial was the change from baseline in pulmonary vascular resistance (PVR) over a 24-week treatment period. PVR, as measured by right heart catheterization, is the resistance that the heart must overcome to pump blood through the pulmonary circulatory system. The key secondary endpoint was six-minute walk distance (6MWD); a measure of functional capacity/endurance. Other exploratory analyses included change in amino-terminal brain natriuretic propeptide (NT-proBNP), a hormone secreted by cardiac muscle cells in response to stretching caused by increased blood volume in the heart; mean pulmonary arterial pressure, a hemodynamic measure of average pressure in the main pulmonary arteries, which is elevated in PAH patients; and WHO functional class. A total of 106 patients were randomized in a 3:3:4 ratio to receive placebo, sotatercept 0.3 mg/kg, or sotatercept 0.7 mg/kg subcutaneously every three weeks on top of standard-of-care therapies.

Conference Call and Webcast
The Company will host a webcast and conference call to discuss results from presentations at ATS 2021 today, May 19, 2021, at 10:30 a.m. EDT.
The webcast will be accessible under "Events & Presentations" in the Investors & Media page of the Company’s website at www.acceleronpharma.com. To participate in the conference call, please dial 833-494-1483 (domestic) or 236-714-2620 (international) and reference code #6565123.
The archived webcast will be available for replay on the Acceleron website approximately two hours after the event.

About Sotatercept

Sotatercept is an investigational reverse-remodeling agent designed to be a selective ligand trap for members of the TGF-beta superfamily to rebalance signaling in the BMP pathway, which is a key molecular driver of PAH. In preclinical studies, sotatercept was shown to reverse the vascular remodeling that is a hallmark of PAH. The PULSAR Phase 2 trial evaluating sotatercept in combination with approved PAH-specific medicines in patients with PAH achieved its primary endpoint of improvement in pulmonary vascular resistance and its key secondary endpoint of improvement in 6-minute walk distance. Sotatercept was generally well tolerated in the trial. Adverse events observed in the study were generally consistent with previously published data on sotatercept in other diseases. Following the PULSAR results, which were published in a recent edition of the New England Journal of Medicine, sotatercept was granted Breakthrough Therapy designation from the FDA and Priority Medicines designation from the EMA in PAH. Sotatercept is also being evaluated in the SPECTRA Phase 2 exploratory trial.

The Company recently presented details of its Phase 3 development plan, including the design for the registrational STELLAR trial, which is currently enrolling patients with PAH. Acceleron is planning two additional Phase 3 studies in patients with PAH: the HYPERION trial in newly diagnosed patients and the ZENITH trial assessing intervention in patients diagnosed with World Health Organization (WHO) functional class IV disease.

Sotatercept is an investigational therapy that is not approved for any use in any country. Sotatercept is part of a licensing agreement with Bristol Myers Squibb.

About PAH

PAH is a rare and chronic, rapidly progressing disorder characterized by the constriction of small pulmonary arteries and elevated blood pressure in the pulmonary circulation. PAH results in significant strain on the heart, often leading to limited physical activity, heart failure, and reduced life expectancy. The 5-year survival rate for patients with PAH is approximately 57%. Available therapies generally act by promoting the dilation of pulmonary vessels without addressing the underlying cause of the disease. As a result, PAH often progresses rapidly for many patients despite standard of care treatment. A growing body of research has implicated imbalances in BMP and TGF-beta signaling as a primary driver of PAH in familial, idiopathic, and acquired forms of the disease.

About Acceleron

Acceleron is a biopharmaceutical company dedicated to the discovery, development, and commercialization of therapeutics to treat serious and rare diseases. Acceleron’s leadership in the understanding of TGF-beta superfamily biology and protein engineering generates innovative compounds that engage the body's ability to regulate cellular growth and repair.

Acceleron focuses its research, development, and commercialization efforts in pulmonary and hematologic diseases. In pulmonary, Acceleron is developing sotatercept for the treatment of pulmonary arterial hypertension (PAH), having reported positive topline results of the PULSAR Phase 2 trial. The Company is currently planning multiple Phase 3 trials with the potential to support its long-term vision of establishing sotatercept as a backbone therapy for patients with PAH at all stages of the disease. Acceleron is also investigating the potential of its early-stage pulmonary candidate, ACE-1334, which it plans to advance into a Phase 1b/Phase 2 trial in systemic sclerosis-associated interstitial lung disease (SSc-ILD) this year.

In hematology, REBLOZYL® (luspatercept-aamt) is the first and only erythroid maturation agent approved in the United States, Europe, and Canada for the treatment of anemia in certain blood disorders. REBLOZYL is part of a global collaboration partnership with Bristol Myers Squibb. The Companies co-promote REBLOZYL in the United States and are also developing luspatercept for the treatment of anemia in patient populations of myelodysplastic syndromes, beta-thalassemia, and myelofibrosis.

For more information, please visit www.acceleronpharma.com. Follow Acceleron on Social Media: @AcceleronPharma and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements about Acceleron’s strategy, future plans and prospects, including statements regarding the development of sotatercept in PAH, the timeline for clinical development and regulatory approval of sotatercept in PAH, the expected timing for reporting of data from ongoing clinical trials, and the potential of Acceleron’s compounds as therapeutic drugs. The words "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "may," "plan," “possible,” "potential," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to, that preclinical testing of Acceleron’s compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that regulatory approval of Acceleron’s compounds in one indication or country may not be predictive of approval in another indication or country, that the development of Acceleron’s compounds will take longer and/or cost more than planned, that Acceleron will be unable to successfully complete the clinical development of Acceleron’s compounds, that Acceleron may be delayed in initiating, enrolling or completing any clinical trials, that Acceleron’s compounds will not receive regulatory approval or become commercially successful products, and that Breakthrough Therapy or PRIME designation may not expedite the development or review of sotatercept. These and other risks and uncertainties are identified under the heading “Risk Factors” included in Acceleron’s most recent Annual Report on Form 10-K and other filings that Acceleron has made and may make with the SEC in the future.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and Acceleron does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma Inc.

Investors:
Jamie Bernard, IRC, 617-301-9650
Associate Director, Investor Relations

Media:
Matt Fearer, 617-301-9557
Senior Director, Corporate Communications

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